Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SOUTHWEST ACQUISITIONS, LLC

THE UNITS OF THIS COMPANY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND THE APPLICABLE STATE SECURITIES LAWS, OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL (WHICH COUNSEL AND OPINION WILL BE SATISFACTORY TO THE COMPANY’S COUNSEL) THAT REGISTRATION OF SUCH SECURITIES UNDER THAT ACT AND UNDER THE APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

THE UNITS OF THIS COMPANY ARE SUBJECT TO THE RESTRICTIONS AND PROVISIONS OF THIS OPERATING AGREEMENT AND MAY ONLY BE DISPOSED OF OR ENCUMBERED IN COMPLIANCE HEREWITH.

Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OF
SOUTHWEST ACQUISITIONS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is effective as of October 20, 2014 (the “Effective Date”), and is by and among SOUTHWEST ACQUISITIONS, LLC, a Delaware limited liability company; IMH SPECIAL ASSET NT 175-AVN, LLC, an Arizona limited liability company, as the Manager (as defined below); and the persons executing this Agreement as Members (as defined below).
The Company was formed on March 6, 2013, pursuant to the Act;
The sole member of the Company adopted a Limited Liability Company Agreement of the Company dated March 8, 2013 (the “Original Agreement”) to set forth the rights and obligations of the sole Member.
Concurrently with the execution of this Agreement the Company will admit a second Member and the parties hereto desire to amend and restate the Original Agreement in its entirety through this Agreement which sets forth the terms governing the business and affairs of the Company, the governance of the Company, the conduct of its business, and the rights and privileges of its Members and the Managers.
In consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
BUSINESS PURPOSES AND OFFICES
Section 1.1     Business Purpose. The business of the Company shall be to (a) hold a 100% membership interest in IMH Gabella and thereby hold an indirect interest in the Real Property, and to oversee the construction of certain improvements thereon; (b) to exercise all other powers necessary to or reasonably connected with the Company’s business that may be legally exercised by limited liability companies under the Act; and (c) to engage in all activities necessary, customary, convenient, or incident to any of the foregoing.
Section 1.2    Principal Office. The principal business office of the Company will be located at 7001 N. Scottsdale Road, Suite 2050, Scottsdale, AZ 85253 5251 or at such other place as the Manager may determine from time to time.
Section 1.3    Registered Office and Resident Agent. The location of the registered office and the name of the resident agent of the Company in the State of Delaware will be as stated in the

Exhibit 10.1

Certificate, or as will be determined from time to time by the Managers and appropriately filed with the Delaware Secretary of State as required by the Act.
Section 1.4    Term.    The Company shall continue in existence until it terminates in accordance with the provisions of this Agreement or the Act.
Section 1.5    Foreign Qualification. The Company will register and qualify as a foreign limited liability company under the laws of such jurisdictions as may be determined by the Manager. The location of the registered office and the name of the resident agent of the Company in each foreign jurisdiction will be determined from time to time by the Managers and appropriately filed with the appropriate offices in such jurisdiction.
ARTICLE 2
DEFINITIONS
Section 2.1    Terms Defined Herein. Certain terms used in this Agreement are defined in the Tax Exhibit (as defined below) or elsewhere in this Agreement and the preamble hereto. In addition to the terms defined in the body of this Agreement or the Tax Exhibit, as used herein, the following terms will have the following meanings, unless the context otherwise specifies:
“Act” means the Delaware Limited Liability Company Act, as amended or replaced from time to time.
“Agreed Appraiser” has the meaning set forth in Section 9.7(d).
“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time.
“Allocations” means any allocations among the Members and Assignees of Income, Loss, Credits or items thereof.
“Appointed Appraiser” has the meaning set forth in Section 9.7(d).
“Assignee” means a Person to whom all or part of a Member’s Interest or Economic Rights has been Transferred, but who has not been admitted as a Substitute Member with respect to such Transferred Interest or Economic Rights.
“Available Cash” means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company at any given time derived from any source (other than Capital Contributions and Liquidation Proceeds), including any Sale Proceeds, less the sum of the following to the extent paid or set aside by the Company: (i) all current debt service obligations of the Company; and (ii) Reserves.
“Bankruptcy” means, with respect to any Person, the entry of an order for relief against such Person under the United States Bankruptcy Code, the insolvency of such Person under any

Exhibit 10.1

state insolvency act or any other event of “bankruptcy” with respect to such Person as described in the Act.
“Budget Class B Units” has the meaning set forth in Section 3.8(b).
“Budget Vesting Event” means occurrence of the event where actual costs for the Project is equal to or less than the cost for the Project as set forth in the Project Budget attached to the Development Agreement.
“Capital Account” means the separate bookkeeping account established and maintained for each Member by the Company in accordance with Section 3.2.
“Capital Contribution,” with respect to a Member, means the total amount of cash and the net Fair Value of property contributed by such Member (or his, her or its predecessor in interest) to the capital of the Company.
“Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State, as amended from time to time.
“Class A Members” means those Persons executing this Agreement as Class A Members of the Company, or otherwise becoming bound by this Agreement as Class A Members of the Company as provided in this Agreement, including any Substitute Members, in each such Person’s capacity as a Class A Member of the Company. The Class A Members are set forth on Schedule A attached hereto which shall be updated from time to time by the Manager to reflect the then current Class A Members of the Company.
“Class A Units” means the Class A Voting Membership Units of the Company. The number of Class A Units owned by each Class A Member is set forth on Schedule A hereto, which shall be updated from time to time by the Manager to reflect the number of Class A Units then owned by each Class A Member.
“Class B Members” means those Persons executing this Agreement as Class B members of the Company, or otherwise becoming bound by this Agreement as Class B Members of the Company as provided in this Agreement, including any Substitute Members, in each such Person’s capacity as a Class B member of the Company. The Class B Members, if any, are set forth on Schedule A attached hereto, which shall be updated from time to time by the Manager to reflect the then current Class B Members of the Company.
“Class B Repurchase Right” has the meaning set forth in Section 9.8(a).
“Class B Units” means the Class B Non-Voting Membership Units of the Company (including any Unvested Class B Units). The number of Class B Units owned by each Class B Member is set forth on Schedule A hereto, which shall be updated from time to time by the Manager to reflect the number of Class B Units then owned by each Class B Member.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of future laws.

Exhibit 10.1

“Company” means Southwest Acquisitions, LLC, a Delaware limited liability company.
“Completion Class B Units” has the meaning set forth in Section 3.8(c).
“Completion Vesting Event” means occurrence of the event where the Project is completed on or prior to sixteen (16) months from the date IMH Gabella closes the construction financing for the Project.
“Cost Basis” means the value of the Capital Contributions made by the Class A Member.
“Development Agreement” means that certain Amended and Restated Development Services Agreement between (a) IMH Gabella, as assignee of IMH Special Asset NT 17-AVN, LLC, an Arizona limited liability company, and (b) Titan Development II, LLC, a Colorado limited liability company (“Titan Developer”), as assignee of Titan Development I, LLC, a Colorado limited liability company, pursuant to which Titan Developer has agreed to provide certain services to develop the Project, and IMH Gabella has agreed to provide certain compensation for such services, all as described therein.
“Distributions” means any distributions by the Company to the Members and Assignees of Available Cash or Liquidation Proceeds.
“Fair Value” of an asset or property means its fair market value, as determined in good faith by the Managers.
“IMH Gabella” means IMH Gabella, LLC, a Delaware limited liability company.
“Interest” refers to all of a Member’s rights and interests in, and obligations to, the Company in its capacity as a Member, all as provided in the Certificate, this Agreement and the Act, represented by one or more Units. “Interest” does not include a Member’s rights as a lender to or creditor of the Company, as an independent contractor of the Company, or in any other similar capacity.
“Involuntary Transfer” means, with respect to an Interest and despite the Transfer restrictions set forth in this Agreement, that the Interest (including the Units that represent the Interest) or a portion thereof has been Transferred (i) by operation of law (such as, without limitation, Transferred to a Member’s trustee in Bankruptcy or Transferred to a guardian or conservator of an incompetent person or Transferred by court order, but not including Transfer upon death), (ii) pursuant to a dissolution of marriage or separation, or (iii) under levy of attachment or charging order or upon foreclosure of a pledge or security interest.
“Liquidation Proceeds” means all Property at the time of final liquidation of the Company and all proceeds thereof.
“Majority in Interest” means any Class A Member or group of Class A Members holding an aggregate of more than 50% of the total issued and outstanding Class A Units of the Company.
“Manager” means the Persons serving as the managers of the Company from time to time, as determined under Section 6.1.

Exhibit 10.1

“Members” means those Persons (i) set forth on Schedule A attached hereto as the owner of at least one (1) Membership Unit of the Company, and (ii) executing this Agreement as members of the Company, or otherwise becoming bound by this Agreement as provided in this Agreement, including any Substitute Members, in each such Person’s capacity as a member of the Company, as set forth elsewhere in this Agreement. Schedule A shall be updated from time to time by the Manager as appropriate.

“Membership Unit(s)” with respect to a Member, refers to all of such Member’s rights and interests in the Company in its capacity as a Member, all as provided in the Certificate, this Agreement and the Act, as evidenced by the Class A Units or Class B Units (including any Unvested Class B Units) held by such Member. The Membership Unit(s) held by each Member shall be as set forth on Schedule A attached hereto which shall be updated from time to time by the Managers as appropriate.
“Original Agreement” has the meaning set forth in the recitals.
“Percentage Interest” with respect to a Member, means at any given time, the percentage (carried to the third decimal place) represented by a fraction, (a) the numerator of which is the total number of Membership Units (both Class A Units and Class B Units, except as otherwise indicated in this Agreement) then held by such Member (including any Unvested Class B Units), and (b) the denominator of which is the total number of Membership Units (both Class A Units and Class B Units) then issued and outstanding (including any Unvested Class B Units).
“Person” means any natural person, partnership, limited liability company, corporation, association, cooperative, trust, estate, custodian, nominee or other individual or entity in its own or representative capacity.
“Project” means the development of the Real Property as generally described in the Development Agreement as development of Phase I of the Property referenced therein.
“Property” means all properties and assets that the Company may own or otherwise have an interest in (to the extent of such interest) from time to time.
“Put Closing” has the meaning set forth in Section 9.7(e).
“Put Event” has the meaning set forth in Section 9.7(a).
“Put Interest” has the meaning set forth in Section 9.7(a).
“Put Notice” has the meaning set forth in Section 9.7(b).
“Put Price” has the meaning set forth in Section 9.7(b).
“Put Right” has the meaning set forth in Section 9.7(d).
“Real Property” means the real property described in Schedule B attached hereto, being Phase I of the Property as defined in the Development Agreement, which Real Property is owned

Exhibit 10.1

by IMH Gabella, and any additional real property that may be directly or indirectly acquired by the Company from time to time in accordance with this Agreement.
“Reserves” means amounts set aside from time to time by the Managers in accordance with Section 4.8.
“Sale Proceeds” means the excess, if any, of (A) the gross payment for the Project paid to IMH Gabella by an unrelated third-party in an arms-length transaction for the sale of the Project or any portion thereof, less the actual expenses of sale charged to IMH Gabella, such as brokerage commissions, title insurance, and escrow charges or, in the event of a determination at a time other than an actual sale of the Project, an amount equal to ninety-eight percent (98%) of the fair market value of the Project as determined as set forth in Section 9.7(d); over (B) (i) the Cost Basis of the Project plus all amounts paid by IMH Gabella or an affiliate thereof to third parties with respect to payment of taxes, development of the Project, construction of improvements, equipment, maintenance, rehabilitation, repair, and all costs of operation of the Project including utilities and third-party commissions and management fees, interest on loans and other financing costs, insurance including all other fees and charges (including professional fees and the “Development Fee” owed pursuant to the Development Agreement) related to the Project less (ii) operating income for the Project (including rental income), proceeds of sales and any payments from the City of Apple Valley or affiliated or related entities (including governmental, quasi-governmental and private entities), including but not limited to any rebates of penalties or interest on delinquent tax assessments for the Property, and tax increment financing proceeds; and provided that in the event of a sale of a part of the Property, the Company’s Cost Basis to be allocated to the part sold will be apportioned in the same ratio that the gross square footage of the part being sold bears to the remainder of gross square footage of the Property.
“Tax Exhibit” means the additional definitions and provisions that are contained in Schedule C.
“Titan Member” shall mean Titan Investments IX, LLC, a Colorado limited liability company, and that holds those Class B Units described in Section 3.8 below.
“Transfer” or “Transferred” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise, including, without limitation, upon Bankruptcy, death, divorce, marriage dissolution or otherwise.
“Unreturned Class A Contribution Balance” means, with respect to any Class A Member on any date of determination, an amount equal to the excess, if any, of (x) the aggregate amount of Capital Contributions made by such Class A Member (including its predecessor in interest) over (y) the aggregate amount of Distributions made by the Company to such Class A Member (including Distributions to its predecessor in interest) pursuant to Sections 4.1(a)(1), 4.1(b), and 4.2(c).

Exhibit 10.1

“Unvested Class B Units” means the Budget Class B Units and the Completion Class B Units but only the extent not cancelled in accordance with Section 3.8(b) and Section 3.8(c), respectively.
“Withdraw” or “Withdrawal” means any action taken by a Member which is intended by such Member to be in the nature of a resignation, retirement, withdrawal, quitting or otherwise voluntarily ceasing to be a Member of the Company.
Section 2.2    Other Definitional Provisions.
(a)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.
(b)    Words of the masculine gender will be deemed to include the feminine or neuter genders, and vice versa, where applicable. Words of the singular number will be deemed to include the plural number, and vice versa, where applicable.
ARTICLE 3
CAPITAL CONTRIBUTIONS, LOANS AND CAPITALIZATION
Section 3.1    Initial Capital Contributions. The Members have made Capital Contributions to the Company as set forth on Schedule A hereto.
Section 3.2    Capital Accounts. A separate Capital Account will be maintained for each Member in accordance with the Tax Exhibit.
Section 3.3    Capital Withdrawal Rights, Interest and Priority. Except as otherwise expressly provided in this Agreement, (i) no Member will be entitled to withdraw, receive any return of or reduce such Member’s Capital Contribution or Capital Account or to receive any distributions from the Company, (ii) no Member will be entitled to demand or receive Property other than cash in return for its Capital Contribution or as part of any Distribution, (iii) no Member will be entitled to receive or be credited with any interest on any Capital Contribution or the balance in such Member’s Capital Account at any time, and (iv) no Member will have any priority over any other Member as to the return of the Capital Contribution of such Member or the balance in such Member’s Capital Account.
Section 3.4    Loans and Guarantees From Members.
(a)    Any Member or affiliate of a Member may make (but will not be obligated to make) a loan to the Company in such amounts, at such times and on such terms as may be approved in good faith by the Managers. Loans by any Member or an affiliate of a Member to the Company will not be considered as contributions to the capital of the Company.

Exhibit 10.1

(b)    Except as set forth in this Section 3.4, no Member will be obligated to guarantee or cause any other Person to guarantee personally or provide any personal collateral to secure the obligations of the Company.
(c)    A Member or an affiliate of a Member who makes a loan to the Company will have no fiduciary or other duty to not declare a default or event of default or to not initiate any collection, enforcement or foreclosure actions or proceedings by him, her or it as a lender upon the occurrence of a default by the Company (even if such default by the Company could have been avoided or cured by an Additional Contribution or loan by such Member or an affiliate of such Member.
Section 3.5    No Personal Liability. Except as otherwise expressly provided in this Agreement, no Member will be personally liable for the return of any Capital Contributions of, or loans made by, the Members or any portion thereof and the return of Capital Contributions and repayment of loans will be made solely from the Company’s assets. Except as otherwise expressly provided in this Agreement, the Members will not be personally liable for the payment or performance of the debts and other obligations of the Company, except as and to the extent the Member expressly agrees to be personally bound.
Section 3.6    No Liability for Restoration of Negative Capital Account. Notwithstanding anything in this Agreement to the contrary, no Member will have an obligation to contribute additional capital to the Company to restore a negative Capital Account balance to zero (unless and to the extent such negative Capital Account balance results from an inaccurate or disproportionate distribution made to or received by a Member that results in another Member having a final positive Capital Account balance).
Section 3.7    Profits Interest. The Membership Units which are Class B Units are intended to be, and shall be, “profits interests” within the meaning of Section 2.02 of Rev. Proc. 93-27, as subsequently clarified by Rev. Proc. 2001-43, and any provision in this Agreement to the contrary is hereby revised to the extent necessary to cause such Membership Units to be a profits interest on the date such Class B Units are issued by the Company. Accordingly, if the Company was liquidated immediately after the issuance of such Class B Units, those Persons receiving such Class B Units would not share in any of the amounts available for distribution with respect to such Class B Units. Upon any subsequent grants of any Class B Units, the Company shall “book up” the capital accounts of all Members immediately prior to the grant of such Class B Units so as to cause such newly granted Class B Units to also be “profits interests” within the meaning of Section 2.02 of Rev. Proc. 93-27, as subsequently clarified by Rev. Proc. 2001-43. To the extent that any Class B Units are “substantially nonvested” as such term is used in Rev. Proc. 2001-43, such Class B Units will be accounted for in accordance with Section 4 of Rev. Proc. 2001-43. The Unvested Class B Units are currently “substantially nonvested” as such term is used in Rev. Proc. 2001-43.
Section 3.8    Class B Unit Vesting.
(a)    As of the Effective Date, the Titan Member owns seventy (70) Class B Units, all of which are fully vested.

Exhibit 10.1

(b)    As of the Effective Date, the Titan Member has been granted sixteen and sixty seven one hundredths Class B Units (16.67) (the “Budget Class B Units”) none of which, as of the Effective Date, are vested but which will automatically vest upon the occurrence of the Budget Vesting Event. If, at the time that the actual costs for the Project are determinable, the Budget Vesting Event does not occur then the Budget Class B Units shall be cancelled and will not thereafter be counted as Membership Units.
(c)    As of the Effective Date, the Titan Member has been granted sixteen and sixty seven one hundredths Class B Units (16.67) (the “Completion Class B Units”) none of which, as of the Effective Date, are vested but which will automatically vest upon the occurrence of the Completion Vesting Event. If the Project is not completed prior to the substantial completion date for the Project as set forth in the Development Agreement then the Completion Class B Units shall be cancelled and will not thereafter be counted as Membership Units.
ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS
Section 4.1    Non-Liquidation Cash Distributions. The amount, if any, of Available Cash will be determined by the Manager from time to time.
(a)    Available Cash that constitutes Sale Proceeds, shall be distributed to the Members as follows:
(1)    First, to the Class A Members in accordance with their respective Unreturned Class A Contribution Balances to the extent necessary to cause each Class A Member’s Unreturned Class A Contribution Balance to equal zero; and
(2)    Second, to the Members in accordance with their respective Percentage Interests.
(b)    Available Cash, other than Sale Proceeds, if any, shall be distributed to the Class A Members in accordance with their respective Percentage Interests, but without giving effect to the Class B Units.
Section 4.2    Liquidation Distributions. Liquidation Proceeds (including, notwithstanding Section 4.1, any Sales Proceeds from the sale of all or substantially all of the Project) will be distributed in the following order of priority:
(a)    To the payment of debts and liabilities of the Company (including to Members to the extent otherwise permitted by law) and the expenses of liquidation; then
(b)    To the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves will be held for such period as such Person deems advisable for the

Exhibit 10.1

purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, will be distributed as hereinafter provided; then
(c)    To the Class A Members in accordance with their respective Unreturned Class A Contribution Balances to the extent necessary to cause each Class A Member’s Unreturned Class A Contribution Balance to equal zero; and then
(d)    The remainder to the Members in accordance with and to the extent of their respective positive Capital Account balances after taking into account the allocation of all Income or Loss (as defined in the Tax Exhibit) in accordance with this Agreement for the taxable year(s) in which the Company is liquidated.
Section 4.3    Profits, Losses and Distributive Shares of Tax Items. The Company’s net income or net loss, as the case may be, for each taxable year of the Company, as determined in accordance with such method of accounting as may be adopted for the Company in accordance with ARTICLE 8 hereof, will be allocated to the Members for both financial accounting and income tax purposes as set forth in this ARTICLE 4, except as otherwise provided for herein or unless all Members agree otherwise.
Section 4.4    Allocation of Income, Loss, and Credits.
(a)    Income or Loss (other than Income or Loss from liquidation transactions and other than Income or Loss from the sale of all or substantially all of the Project) and Credits (as defined in the Tax Exhibit) for each taxable year will be allocated among the Members in accordance with their respective Percentage Interests. To the extent there is a change in the respective Percentage Interests of the Members during the year, Income, Loss and Credits will be allocated among the pre-adjustment and post-adjustment periods based upon an interim closing of the books as of the date of such change, as provided in the Tax Exhibit.
(b)    Income from liquidation transactions (including from the sale of all or substantially all of the Project) will be allocated among the Members in the following order of priority:
(1)    To those Members, if any, with negative Capital Account balances (determined before taking into account any distributions in accordance with Section 4.2) in the ratio that such negative balances bear to each other until all such Members’ Capital Account balances equal zero; then
(2)    The remainder to the Members in accordance with their respective Percentage Interests.
(c)    Loss from liquidation transactions (including from the sale of all or substantially all of the Project) will be allocated among the Members in the following order of priority:

Exhibit 10.1

(1)    To those Members, if any, with positive Capital Account balances (determined before taking into account any distributions in accordance with Section 4.2) in the ratio that such positive balances bear to each other until all such Members’ Capital Account balances equal zero; then
(2)    The remainder to the Members in accordance with their respective Percentage Interests.
Section 4.5    Special Tax Rules. The special tax rules set forth in the Tax Exhibit will override any other provision of this ARTICLE 4.
Section 4.6    No Priority. Except as may be otherwise expressly provided in this Agreement, no Member will have priority over any other Member as to Company income, gain, loss, credits and deductions or distributions.
Section 4.7    Tax Withholding. Notwithstanding any other provision of this Agreement, the Managers are authorized to take any action that they determine to be necessary or appropriate to cause the Company to comply with any withholding, estimated tax or similar requirements established under any federal, state or local tax law, including, without limitation, withholding on any distribution to any Member and/or requiring that a Member pay to the Company any amount required by the Company to pay over to a governmental authority as a withholding, estimated tax or similar payment on behalf of such Member. For all purposes of this ARTICLE 4, any amount withheld on any distribution and paid over to the appropriate governmental body will be treated as if such amount had in fact been distributed to the Member. Each Member agrees to execute such consents and elections as may be required by the taxing authority of any state or local government in which the Company does business and generates taxable income so that the Company will not be required to withhold on the taxable income of the Company allocated to such Member for such state or locality.
Section 4.8    Reserves. The Managers will have the right to establish, maintain and expend reasonable reserves to provide for working capital, for debt service, for expected operating deficits, for facility expansions or replacements, for capital expenditures and for such other purposes as the Managers may deem necessary or advisable.
ARTICLE 5
MEMBERS’ MEETINGS
Section 5.1    Meetings of Members; Place of Meetings. The Members may, but shall not be required to, hold any annual, periodic or other formal meetings. Regular monthly, quarterly or other periodic meetings may be held upon the determination of the Managers or a Majority in Interest to hold such meetings. Special meetings may be called at any time by the Managers or by any Member with a Percentage Interest of at least ten percent (10%). Meetings (whether annual, regular or special meetings) of the Members may be held for any purpose or purposes, unless otherwise prohibited by statute. All meetings of the Members will be held at such place within the Phoenix, Arizona metropolitan area as will be stated in the notice of the meeting or at any other

Exhibit 10.1

location agreed upon by the Managers and all of the Members. The Members may participate in a meeting by means of conference telephone or similar communication equipment whereby all of the Members participating in the meeting can hear each other, and participation in a meeting in this manner will constitute presence in person at the meeting.
Section 5.2    Quorum; Voting Requirement. The presence, in person or by valid proxy, of a Majority in Interest will constitute a quorum for the transaction of business by the Members. The affirmative vote of a Majority in Interest will constitute a valid decision of the Members, except where a unanimous vote is required by the Act, the Certificate or this Agreement. Whenever the consent or approval of the Members is required in this Agreement for any transaction or act of the Company, such consent or approval will be required by Members holding the applicable aggregate Percentage Interests as stated in this Agreement and there will be no requirement that the majority of the Members, by number, approve or consent to any transaction or act.
Section 5.3    Proxies. At any meeting of the Members, every Member having the right to vote will be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than sixty (60) days before such meeting.
Section 5.4    Notice. Written notice stating the place, day and hour of each meeting and, in the case of a special meeting, the purpose for which the meeting is called will be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by mail or by electronic mail, by or at the direction of the person calling the meeting, to each Member entitled to vote at such meeting. Notice to Members, (i) if mailed, will be deemed delivered as to any Member when deposited in the United States mail, addressed to the Member at his, her or its usual place of business or last known address, with postage prepaid and (ii) if sent by electronic mail, will be deemed delivered as to any Member when sent to the electronic mail address last provided to the Company by such Member with affirmative confirmation of receipt from such Member.
Section 5.5    Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Member, whether before, at, or after the time stated therein, or any attendance of the Member at the meeting (other than at the beginning of the meeting to object to the holding of the meeting), will be equivalent to the giving of such notice.
Section 5.6    Action Without Meeting. A meeting of the Members will not be required for the Members to make any decision or to take any action to be made or taken by the Members by a Majority in Interest or unanimously. Any decision or action required or permitted to be taken by the Members may be taken without a meeting if the action is evidenced by one or more written consents or documents constituting or describing the action to be taken, signed by a Member or Members having the requisite aggregate Percentage Interests. A copy of such written consent to action will be given to each Member.

Exhibit 10.1

ARTICLE 6
MANAGEMENT
Section 6.1    The Managers. Except as otherwise provided in this Agreement, the business and affairs of the Company will be managed by and under the direction of the Managers, subject to the limitations and restrictions set forth in this Agreement. The Managers may execute on behalf of the Company all instruments, documents and contracts, exercise all of the powers of the Company, and do all such lawful acts and things, that are not by law, the Certificate or this Agreement directed or required to be exercised or done by the Members. Any decision or act of the Managers within the scope of its authority granted hereunder will control and will bind the Company. No Member, in such capacity, will have any authority to bind the Company, except as part of an action of the Members as specifically authorized or required of the Members by this Agreement.
Section 6.2    Number, Appointment, Tenure and Qualifications. The number of Managers shall be fixed from time to time by the approval of Members holding a Majority in Interest, but in no instance shall there be less than one (1) or more than three (3) Managers. The Members hereby set the number of Managers at one (1), to be selected by the Members. The initial Manager is IMH Special Asset NT 175-AVN, LLC, an Arizona limited liability company. Each Manager shall hold office until such Manager dies, is incapacitated, or resigns pursuant to Section 6.7, or is removed pursuant to Section 6.8. Managers need not be residents of the State of Delaware or Members.
Section 6.3    Authority of the Managers. In addition to the rights and authority given to the Managers elsewhere in this Agreement, but subject to the limitations set forth in Section 6.4 and elsewhere in this Agreement, the Managers will have the right, power and authority from time to time to make such decisions and take such actions for and on behalf of the Company, or delegate the same to the appropriate officers and employees of the Company, as the Managers deem necessary or appropriate to operate the business of the Company and, not in limitation of the foregoing, to make the following decisions and take the following actions for and on behalf of the Company, all subject to any limitations set forth in this Agreement or in the Act:
(3)    Employment decisions and policies relating to employees, agents and independent contractors of the Company (if any);
(4)    Selection (including changes) of the Company’s legal, accounting and other professional advisors;
(5)    Acquisition of insurance for the protection or benefit of the Company or the Property;
(6)    Borrow funds from Members or affiliates of Members; provided, that the aggregate outstanding balance of all such indebtedness shall not exceed $50,000;

Exhibit 10.1

(7)    Temporary investment of funds of the Company in short term investments where there is appropriate safety of principal;
(8)    To: (1) bring or defend, pay, collect, compromise, arbitrate, resort to legal action or otherwise adjust claims or demands of or against the Company; (2) make or revoke any election available to the Company under any tax law; (3) enforce the Company’s rights and perform its obligations under all agreements to which the Company is a party; (4) carry out the decisions of the Members made pursuant to this Agreement; (5) prepare, execute, and file any documents required to be filed with any government authority; and (6) expend Company funds necessary or appropriate to effect any of the foregoing; and
(9)    Negotiation and execution of all documents and agreements, and the exercise of all rights and remedies of the Company in connection with the foregoing.
Section 6.4    Limitations on Authority.
(a)    The Managers may take an action or execute an agreement, instrument or document for any transaction not “in the ordinary course or usual way of business or affairs” only in accordance with the power set forth in this Agreement, subject to the limitations set forth in this Agreement. For purposes of this Agreement, actions and/or transactions “in the ordinary course or usual way of business or affairs” will include, but not be limited to, the exercise by the Managers of their authority as specified in Section 6.3, except as expressly prohibited or limited by Section 6.4(b), or elsewhere in this Agreement, and the Members hereby approve of such actions and/or transactions and agree that they may be taken by the Managers without obtaining any further approval of the Members. No Manager will have the right to delegate to any Person (other than an appropriate officer or employee) any of the Managers’ rights or powers to manage or control the business and affairs of the Company, except as approved by a Majority in Interest.
(b)    The Company, through a Member, Manager, officer, Majority in Interest or otherwise, will not do any of the following without the prior written consent of a Majority in Interest:
(1)    Make any loans or advances to any other Person, other than the extension of payment terms in the ordinary course of business or as permitted under Section 6.3(4).
(2)    Issuing any debt other than the debt expressly permitted in Section 6.2(iv) above;
(3)    Amending this Agreement (other than to update Schedule A from time to time as provided herein and subject to the provisions of Section 6.4(c));

Exhibit 10.1

(4)    Waiving any rights to indemnification to which it is entitled pursuant to Section 11.3(c) hereof;
(5)    Merge or consolidate with any other entity or convert into another form of entity; or
(6)    Winding up, liquidating or dissolving the Company.
(c)    Notwithstanding anything to the contrary in this Section 6.4, the Company, through a Member, Manager, officer, Majority in Interest or otherwise, will not do any of the following without the prior written consent of the Titan Member:
(1)    Change, modify or otherwise alter the Class B Units; or
(2)    Otherwise take any action or amend this Agreement in any manner that could be reasonably expected to have a material negative impact on the Titan Member.
Section 6.5    Compensation; Reimbursements.
(d)    Except as provided in Section 6.5(b) below or as approved by a Majority in Interest in good faith, no Manager, Member or affiliate of a Member or Manager will be entitled to compensation for any services the Managers, Member or affiliate may render to or for the Company as such. Except as otherwise expressly provided in this Agreement, each Manager and each Member will be entitled to reimbursement from the Company for all reasonable and documented direct out-of-pocket expenses incurred at the request or direction of the Managers on behalf of the Company as contemplated in this Agreement.
(e)    The provisions of this Section 6.5 will not prohibit the Company from entering into an agreement with a Member, a Manager or an officer, director, employee, owner or other affiliate of a Member or Manager for such Person to render specific services to the Company and to receive reasonable compensation for such services as approved in good faith by a Majority in Interest.
(f)    Any compensation paid to a Member or a Manager who is also a Member for his, her or its services as a Member or Manager will be treated as a “guaranteed payment” under Section 707(c) of the Code.
Section 6.6    Other Business Ventures; Confidentiality.
(a)    Subject to Section 6.6(b) below, (i) any Member or Manager and his, her or its affiliates may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company, the Managers nor the Members will have, by virtue of this Agreement or any law, any right in or to such other business ventures or to any ownership or other interest in or the income or profits derived therefrom, and (ii) no Manager or Member will be obligated to present any

Exhibit 10.1

particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and each Manager and Member will have the right to take for its own account and with others or to recommend to others any such opportunity.
(b)    All non-public and other confidential information regarding the Company, the Managers and Members will be treated with confidentiality by the Company, the Managers and the Members, and will not be disclosed by the Company, the Managers or the Members to third parties (other than as necessary in the ordinary course of and to further the Business) without the prior written consent of the Managers and all of the Members; provided, however, the Company, the Managers and the Members may disclose such information (i) as required by law and, or (ii) to their respective attorneys, accountants and other professional advisors who have a need for such information provided that such persons are informed of the confidential nature of the information and are directed to maintain the confidentiality thereof. The confidentiality obligations of each Member will survive any termination of the membership of such Member in the Company. The confidentiality obligations of each Manager will survive any termination of such status.
Section 6.7    Resignation. A Manager may resign from such position at any time upon giving thirty (30) days’ prior written notice to the Members.
Section 6.8    Removal. A Majority in Interest may remove a Manager from such position for any reason or no reason at any time by giving notice of the removal to such Manager. The removal of a Manager who is also a Member or Assignee shall not affect the Manager’s rights as a Member or Assignee, and shall not constitute a withdrawal of a Member or Assignee, as the case may be.
Section 6.9    Vacancies. Any vacancy occurring for any reason in the number of Managers (including death, mental incapacity (as certified by a mental health professional), resignation or removal) shall be filled by the approval by a Majority in Interest (determined without regard to any Percentage Interest of a Manager who was removed pursuant to Section 6.8 during the preceding 24-month period). Any Manager position to be filled by reason of an increase in the number of Managers shall be filled by the approval of a Majority in Interest.
Section 6.10    Devotion of Time. No Manager will be required to devote any specific amount of its time and business efforts to the affairs of the Company, but each Manager will devote so much of its time and attention as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.
Section 6.11    Meetings of the Managers.
(a)    The Managers shall meet at such time and at such place as the Managers may designate. All regular and special meetings of the Managers may only be held upon at least two (2) days (if the meeting is to be held in person) or twenty-four (24) hours (if the meeting is to be held telephonically) oral or written notice to the Managers. Any Manager may waive the requirement of such notice as to such Manager. Any meeting of the

Exhibit 10.1

Managers shall, at the request of any Manager, be held by conference telephone or similar communications equipment so long as all Managers participating in the meeting can hear one another, and all Managers participating by telephone or similar communications equipment shall be deemed to be present in person at the meeting.
(b)    Each Manager shall be entitled to cast one vote with respect to any decision to be made by the Managers. Except as otherwise provided in this Agreement, the effectiveness of any vote, consent, or other action of the Managers in respect of any matter shall require either (i) the presence of a quorum at a duly called meeting of the Managers and the affirmative vote of a majority of the Managers present at such meeting, or (ii) the written consent (in lieu of meeting) of a majority of the Managers. Any Manager may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Manager(s). Approval or action by the Managers shall constitute approval or action by the Company and shall be binding on the Members.
ARTICLE 7
LIABILITY AND INDEMNIFICATION
Section 7.1    Limitation of Liability. To the extent permitted by law, an officer, a Manager, and a Member and their respective officers, directors, shareholders, partners, trustees, members, managers, employees and agents (each a “Covered Person”) will not be liable for damages or otherwise to the Company or any Member for any act, omission or error in judgment performed, omitted or made by him, her, it or them in good faith and in a manner reasonably believed by him, her, it or them to be within the scope of authority granted to him, her or it or them by this Agreement and in the best interests of the Company, provided that such act, omission or error in judgment does not constitute bad faith, fraud, gross negligence, willful misconduct or breach of fiduciary duty. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the Company’s assets, liabilities, Income, Losses or Available Cash or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
Section 7.2    Indemnification. The Company shall indemnify each Covered Person to the fullest extent permitted by the Act, but such indemnity will not extend to any conduct by the party seeking indemnification that is determined by a court of competent jurisdiction to constitute bad faith, fraud, gross negligence, willful misconduct or breach of fiduciary duty. Any indemnity under this Section 7.2 will be paid from, and only to the extent of, Company assets and no Member will have any personal liability on account thereof.
Section 7.3    Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to the Company will, from time to time, be advanced by the Company before

Exhibit 10.1

the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it is determined that the Covered Person is not entitled to be indemnified as authorized in this ARTICLE 7.
Section 7.4    No Application to Independent Contractor Status. The provisions of this ARTICLE 7 will not apply to any services or acts of a Member or Manager as an independent contractor of the Company (except the acts of a Manager and his, her or its Covered Persons in the capacity of Manager of the Company).
Section 7.5    Insurance. The Company may purchase and maintain insurance on behalf of the Covered Persons against insurable liabilities asserted against them and incurred by them in such capacity, or arising out of their status as a Covered Person, whether or not the Company is obligated to indemnify them against such liabilities under this ARTICLE 7.
ARTICLE 8
ACCOUNTING AND BANK ACCOUNTS
Section 8.1    Fiscal Year and Accounting Method. The fiscal year and taxable year of the Company as determined under the Code shall end on December 31, unless another fiscal year is selected by the Managers. The Managers will determine the accounting method to be used by the Company.
Section 8.2    Books and Records. The books and records of the Company will be maintained at the principal office of the Company. Each Member (or such Member’s designated agent or representative) will have the right, during ordinary business hours and upon reasonable advance written notice stating the purpose for which the information is sought, to inspect and copy (at such Member’s own expense) the books and records of the Company (other than those containing trade secrets or similar confidential information) for any purpose reasonably related to the Member’s Interest.
Section 8.3    Financial and Tax Reports. Within ninety (90) days after the end of each fiscal year of the Company, the Company shall cause to be prepared and delivered to each Member (i) summary financial statements for the Company as of the end of such period, and (ii) copies of Schedule K-1 to Form 1065 of the Company, reflecting the Member's share of the Company's income, losses, credits, deductions and distributions for such fiscal year.
Section 8.4    Taxation as Partnership. The Company will be treated as a “partnership” for Federal and state income tax purposes. All provisions of this Agreement and the Certificate will be construed and applied so as to preserve that tax status.
Section 8.5    Tax Returns and Elections; Tax Matters Partner.
(a)    The Company will cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. The Company will claim all deductions and make such elections for federal or state income

Exhibit 10.1

tax purposes which the Managers reasonably believe will produce the most favorable tax results for the Members.
(b)    IMH Special Asset NT 175-AVN, LLC, is hereby designated as, and hereby accepts the position of, the Company’s “Tax Matters Partner,” as defined in the Code. The Tax Matters Partner is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service in any audit or examination of any Company tax return and before any court selected by the Tax Matters Partner for judicial review of any adjustment assessed by the Internal Revenue Service; provided, that the Tax Matters Partner will take commercially reasonable steps to provide to the Members and Managers prior written notice of any such audit or examination, and to inform the Members and Managers of the progress with respect to any such audit or examination. Each of the Members consents to and agrees to become bound by all actions of the Tax Matters Partner, including any contest, settlement or other action or position which the Tax Matters Partner may deem proper under the circumstances. The Members specifically acknowledge, without limiting the general applicability of this Section 8.5(b), that the Tax Matters Partner will not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by him, her or it in his, her or its capacity as a Tax Matters Partner, except for bad faith, fraud, gross negligence, willful misconduct or breach of fiduciary duty. All reasonable out-of-pocket expenses incurred by the Tax Matters Partner in such capacity will be considered expenses of the Company for which the Tax Matters Partner will be entitled to full reimbursement.
Section 8.6    Section 754 Election. In the event a distribution of Company assets occurs which satisfies the provisions of Section 734 of the Code or in the event a transfer of a Units occurs which satisfies the provisions of Section 743 of the Code, the Company will elect (but only if approved by the Managers), in accordance with Section 754 of the Code, to adjust the basis of the Company’s property to the extent allowed by such Section 734 or 743 and will cause such adjustments to be made and maintained. Any additional accounting expenses incurred by the Company in connection with making or maintaining any such basis adjustment will be reimbursed to the Company from time to time by the distributee or transferee who benefits from the making and maintenance of such basis adjustment. Each Member will provide the Company with such information and such other cooperation as may be necessary to receive from such Member in order for such election to be made and effected.
Section 8.7    Bank Accounts. All funds of the Company will be deposited in a separate bank, money market or similar account(s) approved by the Managers and in the Company’s name. Withdrawals (by check or otherwise) therefrom will be made only by the signature of persons authorized by the Managers to do so.
ARTICLE 9
TRANSFERS OF INTERESTS
Section 9.1    General Restrictions. No Member may Transfer all or any part of such Member’s Interest (including any Distribution and Allocation rights associated with such Interest),

Exhibit 10.1

except (i) as otherwise expressly permitted in this Agreement, or (ii) with the written consent of the Managers. Any purported Transfer of all or part of a Member’s Interest in violation of the terms of this Agreement (an “Unauthorized Transfer”) will be void and of no effect whatsoever; provided, however, that if the Company is required under the Act or other applicable law to recognize an Unauthorized Transfer, the Person to whom such Interest is Transferred will have only the rights of an Assignee with respect to the Transferred Interest and any Distributions with respect to such Transferred Interest may be applied (without limiting any other legal or equitable rights of the Company) towards the satisfaction of any debts, obligations or liabilities for damages that the transferor or transferee of such Interest may have to the Company. A permitted Transfer will be effective as of the date specified in the instruments relating thereto. Any assignee desiring to make a further Transfer will be subject to all of the provisions of this ARTICLE 9 to the same extent and in the same manner as any other Member desiring to make any Transfer.
Section 9.2    Permitted Economic Transfers. Each Member will have the right to Transfer all or part of the Distribution and/or Allocation rights (collectively, “Economic Rights”) of the Member’s Interest (but not to substitute the assignee of Economic Rights as a Substitute Member, except in accordance with Section 9.3 below), by a written instrument, provided that:
(g)    the Transfer would not result in the “termination” of the Company in accordance with Section 708 of the Code;
(h)    except as provided below, a Majority in Interest (determined by excluding the Member making the Transfer) has consented in writing to such Transfer of Economic Rights and assignee;
(i)    no permitted Transfer of Economic Rights to a minor or incompetent will be made other than in trust for the benefit of such person or in custodianship under the Uniform Transfers to Minors Act or similar legislation;
(j)    the assignee agrees in writing that the assigned Economic Rights remain subject to all of the terms of this Agreement and may not be further Transferred except in compliance with this Agreement; and
(k)    if required by the Company, the Company receives an opinion of counsel (which counsel and opinion shall be satisfactory to the Company’s counsel) to the effect that registration of the security being Transferred is not required under the federal and applicable state securities laws in connection with such Transfer.
Notwithstanding the foregoing, a Transfers of Economic Rights described in Section 10.1(c)(B) of this Agreement shall not be required to comply with Section 9.2(b) above as long as the Transfer complies with Section 9.2(a), (c), (d) and (e) above
Section 9.3    Substitute Members. No assignee of all or part of a Member’s Interest or any Economic Rights therein will become a “Substitute Member” in place of the assignor and with all of the rights of the assignor as a Member unless and until:

Exhibit 10.1

(c)    The Transfer complies with the provisions of Section 9.2.
(d)    The assignor Member (if living) states that such assignor Member intends for the assignee to be admitted as a Substitute Member of the Company in the instrument of assignment;
(e)    The assignee has executed an instrument accepting and adopting the terms and provisions of this Agreement as a Member; and
(f)    The assignor or assignee has paid all reasonable expenses of the Company in connection with the admission of the assignee as a Substitute Member.
Upon satisfaction of all of the foregoing conditions with respect to a particular assignee, the Managers will cause this Agreement (including Schedule A) and, if necessary, the Certificate to be duly amended to reflect the admission of the assignee as a Substitute Member.
Section 9.4    Effect of Admission as a Substitute Member. Unless and until admitted as a Substitute Member in accordance with Section 9.3, a permitted assignee of all or a part of a Member’s Interest is only an Assignee, is not a Member and will not be entitled to exercise any of the governance or other rights or powers of a Member in the Company (all of which will remain with the assignor Member), including, without limitation, the right to vote, grant approvals or give consents with respect to such Interest, the right to require any information or accounting of the Company’s business, the right to receive any notices provided under this Agreement, or the right to inspect the Company’s books and records. Such Assignee will only be entitled to receive the specific Economic Rights Transferred to the Assignee to which the assignor would otherwise be entitled to receive. A permitted assignee who has become a Substitute Member has, to the extent of the Interest transferred to such assignee, all the rights and powers of the Person for whom such assignee is substituted as the Member and is subject to the restrictions and liabilities of a Member under this Agreement and the Act. Upon admission of a permitted assignee as a Substitute Member, the assignor of the Interest so acquired by the Substitute Member will cease to be a Member of the Company to the extent of such transferred Interest. A Person will not cease to be a Member upon assignment or Transfer of all of such Member’s Interest unless and until the assignee(s) becomes a Substitute Member as to all of such Interest.
Section 9.5    Additional Members. Additional Members (as distinguished from current Members and Substitute Members) may be admitted to the Company upon the terms and conditions as determined by the Managers and with approval of a Majority in Interest. Upon any the sale of additional Membership Units and, if applicable, the admission of an additional Member, the Managers will proportionately adjust the Percentage Interests and, if applicable, the Capital Accounts of all of the then existing Members on a prospective basis, and update Schedule A hereto to reflect the additional Member and/or adjustment to the Percentage Interests.
Section 9.6    Withdrawal of a Member. No Member will have the right or power, and no Member will attempt, to Withdraw from the Company except upon giving at least ninety (90) days advance written notice thereof to the Company and the other Members. No Assignee will have the right or power to Withdraw from the Company. Any act or purported act of a Member or

Exhibit 10.1

Assignee in violation of this Section 9.6 will be void and of no effect. If a Member exercises any non-waivable statutory right to Withdraw from the Company, such Withdrawal will be a default or breach by the Member of his, her or its obligations under this Agreement and the Company may recover from such Member any damages incurred by the Company as a result of such Withdrawal and offset the damages against any amounts payable to such Member under the Act, the Certificate or this Agreement. On the Withdrawal effective date, the Member will cease to be a Member and the Member will execute a bill of sale and assignment transferring its Units back to the Company. The Company will not be obligated to obtain a release of the Withdrawing Member and its affiliates from any guarantee by it and them of any loan or lease for which the Company is liable at the time of the Member’s Withdrawal. If the Withdrawing Member has an outstanding loan to the Company, the Company will remain obligated to repay such loan in accordance with the terms thereof, including, without limitation, the requirements of Section 4.1 above (as if the Withdrawing Member was still a Member for purposes of such Section 4.1).
Section 9.7    Titan Member Put Right.

(a)    Class B Member Right to Put Interest. The Titan Member shall have the right to cause the Company to repurchase and redeem all (but not less than all) of the Class B Units held by the Titan Member (the “Put Interest”), subject to any restrictions under applicable law (the “Put Right”) at any time after the fifteen (15) month anniversary of the date the Project achieves 90% average occupancy during a full calendar month, as reflected on the trailing month’s occupancy report from the Project manager (the “Put Event”).

(b)    Exercise of Put Right. The Titan Member may exercise its Put Right by providing at least one hundred twenty (120) days’ advance written notice to the Company (a “Put Notice”).

(c)    Put Repurchase. If the Titan Member exercises its Put Right, the Company shall repurchase and redeem from the Titan Member, and the Titan Member shall sell to the Company, the Put Interest.

(d)    Purchase Price. The purchase price for the Put Interest (the “Put Price”) shall be the value agreed upon by the Titan Member and the Company. If the Company and the Titan Member are unable to agree on the Put Price within 30 days after the Company’s receipt of the Put Notice, then the Company and the Titan Member shall, in good faith, attempt on agree upon an appraiser (the “Agreed Appraiser”). If the Company and the Titan Member cannot agree upon an appraiser within 60 days of Company’s receipt of the Put Notice, within seven (7) days thereafter, the Titan Member and the Company shall each select an appraiser with not less than ten (10) years recent experience in the Dakota County, Minnesota commercial real estate market.  Within seven (7) days thereafter, those two appraisers shall select a third appraiser meeting the same qualifications (the “Appointed Appraiser”).  The Agreed Appraiser (or, as applicable, the Appointed Appraiser) shall within thirty (30) days: (i) determine the then-current fair market value of the Project, and then (ii) determine the amount that would be distributable

Exhibit 10.1

to the Titan Member under Section 4.2 under the assumption that the Project was sold for the then-current fair market value of the Project. Such amount distributable to the Titan Member under Section 4.2 as determined by the Agreed Appraiser (or, as applicable, the Appointed Appraiser) shall be the Put Price.  The Company and the Titan Member shall each, individually, pay the costs and fees of any appraiser selected by such party.  The Company and the Titan Member shall split equally the Agreed Appraiser’s (or, as applicable, the Appointed Appraiser's) costs and fees.
(e)    Closing; Payment. Upon determination of the Put Price, the Company shall pay such amount in immediately available funds to the Titan Member within ten (10) days thereafter and the Titan Member, on receipt thereof, shall execute such documentation as reasonably requested to reflect the redemption of the Class B Units.  (the “Put Closing”). At the Put Closing:

(1)    The Company shall purchase the Put Interest from the Titan Member for an amount equal to the Put Price.

(2)    The Titan Member shall assign, transfer, and convey the Put Interest held by it to the Company, free and clear of any and all liens, claims and encumbrances (other than this Agreement), and shall execute and deliver to the Company any agreements, instruments, or documents as the Company shall reasonably request to effect the repurchase.

Section 9.8    Company Class B Repurchase Right.
(c)    The Company shall have the right to repurchase and redeem all (but not less than all) of the Class B Units held by the Titan Member, subject to any restrictions under applicable law (the “Class B Repurchase Right”), if the Titan Member has not delivered a Put Notice on or before the date that is twenty-four (24) months after the Put Event.

(d)    Repurchase. If the Company exercises its Class B Repurchase Right, the Company shall repurchase and redeem the Class B Redemption Interest. The purchase price for the Class B Redemption Interest shall be determined in the same manner as the Put Price as set forth in Section 9.7(d) above, and the closing of the redemption of the Class B Redemption Interest shall be as effected for the Put Interest as set forth in Section 9.7(e) above.

Exhibit 10.1

ARTICLE 10
DISSOLUTION AND TERMINATION
Section 10.1    Events Causing Dissolution. The Company will be dissolved upon the first to occur of the following events:
(l)    The expiration of the period (if any) fixed for the duration of the Company, as set forth in the Certificate, unless extended by the unanimous written consent of the Members.
(m)    The approval of a Majority in Interest.
(n)    Any other event causing a dissolution of the Company under the Act, except that (i) a vote of the Members to dissolve will cause a dissolution only if it satisfies Section 10.1(b) above or the next sentence, and (ii) the death, Withdrawal, Involuntary Transfer or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member will not cause the Company to be dissolved or its affairs to be wound up. Upon the occurrence of any such event described in clause (ii) above, the Company will be continued without dissolution, unless within ninety (90) days following the occurrence of such event, the other Members unanimously agree in writing to dissolve the Company. If the Company is not so dissolved, the business of the Company will continue (A) with the affected Member, if living, remaining as a Member (unless the Member ceases to be a Member after Withdrawal under Section 9.6), or (B) if such Interest is transferred to a successor holder by operation of law, with such assignee being a permitted assignee of the Distribution and Allocation rights associated with such Interest, but such assignee will become a Substitute Member only in accordance with Section 9.3 above.
Section 10.2    Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Managers and the Members will take such actions as may be required in accordance with the Act and will proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Managers will have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining a fair and reasonable value for such assets, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the order of priority set forth in Section 4.2, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.
ARTICLE 11
MISCELLANEOUS
Section 11.1    Title to Assets. Title to the Property and all other assets acquired by the Company will be held in the name of the Company. No Member will individually have any ownership interest or rights in the Property or any other assets of the Company, except indirectly

Exhibit 10.1

by virtue of such Member’s ownership of an Interest. No Member will have any right to seek or obtain a partition of the Property or other assets of the Company, nor will any Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.
Section 11.2    Nature of Interest in the Company. A Member’s Interest will be personal property for all purposes.
Section 11.3    Powers of Attorney. Each power of attorney granted by each Member under this Agreement is a durable power of attorney, is coupled with an interest, is irrevocable, and will survive the incapacity, dissolution, termination or bankruptcy of the Member and/or the Transfer by the Member of all or part of such Member’s Interest.
Section 11.4    Notices. Except for the notices required by Section 5.4, which will be governed by that section, any notice, demand, request, call, offer or other communication required or permitted to be given by this Agreement or by the Act will be sufficient if in writing and if hand delivered or sent by mail to the address of the Member as it appears on the records of the Company. All mailed notices will be deemed delivered when deposited in the United States mail, postage prepaid.
Section 11.5    Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder will be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default will not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.
Section 11.6    No Third Party Rights. None of the provisions contained in this Agreement will be for the benefit of or enforceable by any third parties, including, without limitation, creditors of the Company.
Section 11.7    Set-Off. Without limiting any other right the Company may have, the Company, in its sole discretion, may set off against any amounts due a Member from the Company any and all liquidated amounts then or thereafter owed to the Company by the Member in any capacity, whether or not such amount or the obligations to pay such amount owed by the Member is then due.
Section 11.8    Entire Agreement; Amendment. This Agreement (together with the Certificate and any other agreements referenced herein) contains the entire agreement between the Members, in such capacity, and the Managers, in such capacity, relative to the formation, operation, and continuation of the Company. Except as otherwise expressly provided elsewhere in this Agreement, this Agreement will not be altered, modified, or changed except by a written document duly executed by all Members at the time of such alteration, modification, or change.

Exhibit 10.1

Section 11.9    Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement will not be affected thereby and will remain in full force and effect and will be enforced to the greatest extent permitted by law.
Section 11.10    Binding Agreement. Subject to the restrictions on the disposition of a Member’s Interest herein contained, the provisions of this Agreement will be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
Section 11.11    Headings. The headings of the articles and sections of this Agreement are for convenience only and will not be considered in construing or interpreting any of the terms or provisions hereof.
Section 11.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will constitute one agreement that binds all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. This Agreement may be delivered by facsimile transmission or by scanned e-mail transmission. This Agreement will be considered to have been executed by a person if there exists a photocopy, facsimile copy, or a photocopy of a facsimile copy of an original hereof or of a counterpart hereof which has been signed by such person. Any photocopy, facsimile copy, or photocopy of facsimile copy of this Agreement or a counterpart hereof will be admissible into evidence in any proceeding as though the same were an original.
Section 11.13    Representations.
(a)    Each Member hereby represents to the Company and each other Member that: (i) if an entity, the Member is duly organized, validly existing and in good standing under the laws of its state of formation, (ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary and appropriate action, (iii) this Agreement constitutes a valid and binding obligation of the Member, enforceable against it in accordance with the terms hereof, and (iv) the Units are being acquired by the Member (A) solely for investment for the Member’s own account and not as nominee or agent or otherwise on behalf of any other Person, and (B) not with a view to or with any present intention to reoffer, resell, fractionalize, assign, grant any participation interest in, or otherwise distribute the Units.
(b)    Each Member agrees to indemnify and hold harmless the Company and each of the other Members from and against any and all damage, loss, liability, cost and expense (including reasonable attorneys’ fees) which any of them may incur as a result of the failure of any representation by the indemnifying Member to be accurate.
Section 11.14    Governing Law and Agreement Supersedes Act. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to the law of conflicts thereof. The provisions of this Agreement will supersede and control over any and all provisions of the Act to the contrary, to the maximum extent permitted by the Act.

Exhibit 10.1

Section 11.15    Agreement Drafted by Counsel. Each Member and each Manager acknowledges that (i) Polsinelli PC, counsel for the Company, has prepared this Agreement on behalf of and in the course of its representation of the Company and not as counsel for any Member or any Manager, (ii) each Member and Manager has been advised of potential conflicts of interest that may exist, now or in the future, between such Member or Manager and those of the Company and the other Members or Managers, and (iii) the Members and Managers have been advised by such law firm to seek independent counsel.

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Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

THE COMPANY:	THE MANAGER:

SOUTHWEST ACQUISITIONS, LLC,	IMH SPECIAL ASSET NT 175-AVN, LLC,
a Delaware limited liability company	an Arizona limited liability company,

By: IMH SPECIAL ASSET NT 175-AVN, LLC,	By: IMH FINANCIAL CORPORATION,
an Arizona limited liability company,	a Delaware corporation,
its Manager	its Sole Member

By: IMH FINANCIAL CORPORATION,
a Delaware corporation,	By: /s/ Steven T. Darak
its Sole Member	Name: Steven T. Darak
Title: Chief Financial Officer
By: /s/ Steven T. Darak
Name: Steven T. Darak
Title: Chief Financial Officer

THE MEMBERS:

IMH SPECIAL ASSET NT 175-AVN, LLC,
an Arizona limited liability company

By:    IMH FINANCIAL CORPORATION,
    a Delaware corporation,
    its Sole Member

By: /s/ Steven T. Darak
Name: Steven T. Darak
Title: Chief Financial Officer

Signature Page to Amended and Restated Operating Agreement of
Southwest Acquisitions, LLC

Exhibit 10.1

TITAN INVESTMENTS IX, LLC,
a Colorado limited liability company

By:    Titan Investments I, LLC,
a Delaware limited liability company

/s/ Stuart R. Davis
By: Stuart R. Davis
Its; Managing Member

Signature Page to Amended and Restated Operating Agreement of
Southwest Acquisitions, LLC

Exhibit 10.1

SCHEDULE A

LIST OF MEMBERS
(10/20/2014)

Name	Class A Units	Class B Units	Capital Contribution
IMH Special Asset NT 175-AVN, LLC	930	0	$2,328,766.00 (1)
Titan Investments IX, LLC	0	70*	$0.00
Total:	930	70	$2,328,766.00

(1)
The Capital Contribution to the Company by IMH Special Asset NT 175-AVN, LLC was the conveyance of the Real Property to IMH Gabella, LLC. Such Real Property shall, for Capital Contribution determination purposes, be treated as having been contributed to the Company by IMH Special Asset NT 175-AVN, LLC as its Capital Contribution followed by the Company’s contribution of such Real Property to IMH Gabella, LLC.

* See, Section 3.8(b) and Section 3.8(c) with respect to the unvested 16.67 Budget Class B Units and the unvested 16.67 Completion Class B Units.

A-1

Exhibit 10.1

SCHEDULE B

Description of Real Property

Lot 1, Block 1; Lots 1, 2 and 3, Block 2; Lot 1, Block 3; Lot 1, Block 7; Lot 1, Block 8; Lot 1, Block 9; Lots 1 and 2, Block 10; all in Legacy of Apple Valley North, Dakota County, Minnesota.

Phase I (Gabella)

Lot 1, Block 2
Lot 2, Block 2
Lot 3, Block 2
Lot 1, Block 3

B-1

Exhibit 10.1

SCHEDULE C

TAX EXHIBIT

aDefinitions. As used in this Tax Exhibit, the following terms will have the following meanings, unless the context otherwise specifies:
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Member is unconditionally obligated to restore and the amount of such Member’s share of Company Minimum Gain and Member Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulation §§ 1.704‑1(b)(2)(ii)(d)(4), (5) and (6).
“Company Minimum Gain” will have the same meaning as partnership minimum gain set forth in Treasury Regulation § 1.704‑2(d). Company Minimum Gain will be determined, first, by computing for each Nonrecourse Liability any gain which the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability and, then, aggregating the separately computed gains. For purposes of computing gain, the Company will use the basis of such property which is used for purposes of maintaining Capital Accounts under Section 3.2 of the Agreement. In any taxable year in which a Revaluation occurs, the net increase or decrease in Company Minimum Gain for such taxable year will be determined by: (1) calculating the net decrease or increase in Company Minimum Gain using the current year’s book value and the prior year’s amount of Company Minimum Gain, and (2) adding back any decrease in Company Minimum Gain arising solely from the Revaluation.
“Credits” means all investment and other tax credits allowed by the Code with respect to activities of the Company or the Property.
“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), except that for this purpose (i) all items of income, gain, deduction or loss required to be separately stated by Code Section 703(a)(1) will be included in taxable income or loss; (ii) tax exempt income will be added to taxable income or loss; (iii) any expenditures described in Code Section 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures in accordance with Treasury Regulation § 1.704‑1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted; and (iv) taxable income or loss will be adjusted to reflect any item of income or loss specifically allocated in ARTICLE 4 of the Agreement.
“Member Minimum Gain” will have the same meaning as partner nonrecourse debt minimum gain as set forth in Treasury Regulation § l.704‑2(i)(3). With respect to each Member Nonrecourse Debt, Member Minimum Gain will be determined by computing for each Member Nonrecourse Debt any gain which the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability.

Exhibit 10.1

For purposes of computing gain, the Company will use the basis of such property which is used for purposes of maintaining Capital Accounts. In any taxable year in which a Revaluation occurs, the net increase or decrease in Member Minimum Gain for such taxable year will be determined by: (i) calculating the net decrease or increase in Member Minimum Gain using the current year’s book value and the prior year’s amount of Member Minimum Gain, and (ii) adding back any decrease in Member Minimum gain arising solely from the Revaluation.
“Member Nonrecourse Debt” will have the same meaning as partner nonrecourse debt set forth in Treasury Regulation § 1.704‑2(b)(4).
“Member Nonrecourse Deductions” will have the same meaning as partner nonrecourse deductions set forth in Treasury Regulation § 1.704‑2(i)(2). Generally, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of Member Minimum Gain (determined in accordance with Treasury Regulation § 1.704‑2(i)) reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Member Nonrecourse Debt and allocable to the increase in Member Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704‑2(i).
“Nonrecourse Deduction” will have the same meaning as nonrecourse deductions set forth in Treasury Regulation § 1.704‑2(b)(1). Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Company Minimum Gain (determined in accordance with Treasury Regulation § 1.704‑2(d)) during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704‑2(c) and (h).
“Nonrecourse Liability” means a Company liability with respect to which no Member bears the economic risk of loss as determined under Treasury Regulation § 1.752‑1(a)(2).
“Revaluation” means the occurrence of an event described in clause (v), (w), (x), (y) or (z) of Section 2 below in which the book basis of Property is adjusted to its Fair Value.
“Tax Matters Partner” has the meaning set forth in Section 8.5(b).
“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.
bCapital Accounts. Each Member’s Capital Account will be (a) increased by (i) the amount of money contributed by such Member, (ii) the Fair Value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752), (iii) allocations to such Member, in accordance with ARTICLE 4 of the Agreement, of Company income and gain (or items thereof), and (iv) to the extent not already netted out under clause (b)(ii) below, the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to such Member; and (b)

Exhibit 10.1

decreased by (i) the amount of money distributed to such Member, (ii) the Fair Value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), (iii) allocations to such Member, in accordance with ARTICLE 4 of the Agreement, of Company loss and deduction (or items thereof), and (iv) to the extent not already netted out under clause (a)(ii) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the assignee will succeed to the Capital Account of the assignor to the extent it relates to the transferred interest, except as otherwise provided in the written transfer agreement between the assignor and assignee.
In the event of (v) the grant of a more than de minimis Interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a member, (w) an additional capital contribution by an existing or an additional Member of more than a de minimis amount or a distribution of property which results in a shift in Percentage Interests, (x) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash), (y) a distribution of Property in exchange for an Interest, or (z) the liquidation of the Company within the meaning of Treasury Regulation § 1.704‑1(b)(2)(ii)(g), the book basis of the Company Property will be adjusted to Fair Value and the Capital Accounts of all the Members will be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized gain and loss equal to the amount of such aggregate net adjustment.
If Property is subject to Code Section 704(c) or is revalued on the books of the Company in accordance with the preceding paragraph in accordance with Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, the Members’ Capital Accounts will be adjusted in accordance with Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations for allocations to the Members of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such Property.
The foregoing provisions of this Section 2 and the other provisions of the Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulation § 1.704‑1(b) and Treasury Regulation § 1.704‑2, and will be interpreted and applied in a manner consistent with such Treasury Regulations. To the extent necessary to comply with Treasury Regulation § 1.704-1(b)(2)(ii)(d), a Member’s Capital Account will be reduced for the adjustments and allocations set forth in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) and (6). In the event a Majority in Interest determines that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, such Majority in Interest may cause such modification to be made without the consent of all the Members, provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company. In addition, a Majority in Interest

Exhibit 10.1

may amend this Agreement in order to comply with such Treasury Regulations as provided in Section 3(j) of this Tax Exhibit.
cSpecial Rules Regarding Allocation of Tax Items. Notwithstanding the provisions of ARTICLE 4 of the Agreement, the following special rules will apply in allocating the net income or net loss of the Company:
(a)Section 704(c) and Revaluation Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, and notwithstanding any subsequent repeal or modification thereof, income, gain, loss and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value at the time of contribution. In the event of the occurrence of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property will take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Allocations in accordance with this Section 3(a) are solely for income tax purposes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account, distributions or share of income or loss, in accordance with any provision of this Agreement.
(b)Minimum Gain Chargeback. Notwithstanding any other provision of ARTICLE 4 of the Agreement, if there is a net decrease in Company Minimum Gain during a Company taxable year, each Member will be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain during such year (hereinafter referred to as the “Minimum Gain Chargeback Requirement”). A Member’s share of the net decrease in Company Minimum Gain is the amount of the total decrease multiplied by the Member’s percentage share of the Company Minimum Gain at the end of the immediately preceding taxable year. A Member is not subject to the Minimum Gain Chargeback Requirement to the extent: (i) the Member’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Liability, and the Member bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (ii) the Member contributes capital to the Company that is used to repay the Nonrecourse Liability and the Member’s share of the net decrease in Company Minimum Gain results from the repayment; or (iii) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement.
A Member’s share of Company Minimum Gain will be computed in accordance with Treasury Regulation § 1.704‑2(g) and as of the end of any Company taxable year will equal: (1) the sum of the nonrecourse deductions allocated to that Member up to that time and the distributions made to that Member up to that time of proceeds of a Nonrecourse Liability allocable to an increase of Company Minimum Gain, minus (2) the sum of that Member’s

Exhibit 10.1

aggregate share of net decrease in Company Minimum Gain plus his aggregate share of decreases resulting from revaluations of Company Property subject to Nonrecourse Liabilities. In addition, a Member’s share of Company Minimum Gain will be adjusted for the conversion of recourse and Member Nonrecourse Liabilities into Nonrecourse Liabilities in accordance with Treasury Regulation § 1.704‑2(g)(3). In computing the above, amounts allocated or distributed to the Member’s predecessor in interest will be taken into account.
(c)Member Minimum Gain Chargeback. Notwithstanding any other provision of ARTICLE 4 of the Agreement, if there is a net decrease in Member Minimum Gain during a Company taxable year, any Member with a share of that Member Minimum Gain (determined under Treasury Regulation § 1.704‑2(i)(5)) as of the beginning of the year will be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member’s share of the net decrease in Member Minimum Gain. In accordance with Treasury Regulation § 1.704‑2(i)(4), a Member is not subject to the Member Minimum Gain Chargeback requirement to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a nonrecourse debt. The amount that would otherwise be subject to the Member Minimum Gain Chargeback requirement is added to the Member’s share of Company Minimum Gain.
(d)Qualified Income Offset. In the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704.1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases such Member’s Adjusted Capital Account Deficit, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) will be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 3(d) will be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under ARTICLE 4 of the Agreement have been made.
(e)Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period will be allocated to the Members in proportion to their Percentage Interests.
(f)Member Nonrecourse Deductions. Any Member Nonrecourse Deduction will be allocated to the Member who bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704‑2(i).
(g)Curative Allocations. Any special allocations of items of income, gain, deduction or loss in accordance with Sections 3(b), (c), (d), (e), (f) and (h) of this Tax Exhibit will be taken into account in computing subsequent allocations of income and gain in accordance with ARTICLE 4 of the Agreement, so that the net amount of any items so allocated and all other items allocated to each Member in accordance with ARTICLE 4 of the Agreement will, to the extent possible, be equal to the net amount that would have been

Exhibit 10.1

allocated to each such Member in accordance with the provisions of ARTICLE 4 of the Agreement if such adjustments, allocations or distributions had not occurred.
(h)Loss Allocation Limitation. Notwithstanding the other provisions of ARTICLE 4 of the Agreement, unless otherwise agreed to by all of the Members, no Member will be allocated Loss in any taxable year which would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.
(i)Share of Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation § 1.752‑3(a)(3), each Member’s interest in Company profits is equal to its respective Percentage Interest.
(j)Compliance with Treasury Regulations. The foregoing provisions of this Section 3 are intended to comply with Treasury Regulation §§ 1.704‑1, 1.704‑2 and 1.752‑1 through 1.752‑5, and will be interpreted and applied in a manner consistent with such Treasury Regulations. In the event it is determined by a Majority in Interest that it is prudent or advisable to so amend this Agreement in order to comply with such Treasury Regulations, such Majority in Interest is empowered to amend or modify this Agreement without the consent of all the Members, notwithstanding any other provision of the Agreement.
(k)General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of Income or Loss will be divided among the Members in the same proportions as they share such net income or net loss, as the case may be, for the year. For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items will be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

C-6